Exhibit 99.1

The Empire District Electric Company Earnings Report and Declaration of Dividends

JOPLIN, Mo.--(BUSINESS WIRE)--At the Board of Directors meeting of The Empire District Electric Company (NYSE: EDE) held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable March 15, 2008, to holders of record as of March 1, 2008.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and year ended December 31, 2007.

Highlights

  The Company reported consolidated earnings for 2007 of $33.2 million, or $1.09 per share, compared with 2006 earnings of $39.3 million, or $1.39 per share. Fourth quarter 2007 results were a loss of $0.4 million, or $(0.01) per share. This compares to earnings of $8.2 million, or $0.27 per share, for the 2006 fourth quarter.
  A significant portion of the Company’s service area experienced a severe ice storm in December. The Company incurred approximately $18.6 million of incremental expenditures to repair the damage of which approximately $9.2 million were capitalized, approximately $7.9 million were deferred for regulatory treatment and approximately $1.5 million were expensed in December. This storm when combined with the January ice storm increased maintenance costs for 2007 by approximately $5.4 million.
  Our Asbury plant was scheduled to be offline for a significant portion of the 2007 fourth quarter for regularly scheduled maintenance. The Company estimates the planned outage added incremental expenses for the fourth quarter by approximately $8.7 million. The outage was extended when the generator failed inspection on December 7th. The Company estimates the extended outage, the period from December 8-31, increased expenses an additional $3.5 million. The Asbury unit has remained offline through the month of January and is expected to be operational again next week.
  In December the Company completed an equity offering of 3,000,000 common shares which were sold at $23.00 per share. The Company received approximately $65.8 million in net proceeds from this offering.
THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations)
	Year Ended December 31, 2007				Year Ended December 31, 2006
	Electric	Gas	Other	Consolidated	Electric	Gas[1]	Other	Consolidated
Revenues	$ 427,039	$ 59,877	$ 3,681	$ 490,160	$ 384,496	$ 25,145	$ 2,920	$ 412,171
Fuel & Purchase Power Exp.	191,230	37,626	––	228,856	160,294	15,285	––	175,579
Other Operating Expenses	175,587	17,563	3,025	195,738	156,271	8,574	2,316	166,771
Operating Income	60,222	4,688	656	65,566	67,931	1,286	604	69,821
Net Income (Loss) from Continuing Operations	31,836	969	376	33,181	40,931	(959)	57	40,029
Net Income (Loss) from Discontinued Operations	––	––	63	63	––	––	(749)	(749)
Net Income (Loss)	$ 31,836	$ 969	$ 439	$ 33,244	$ 40,931	$ (959)	$ (692)	$ 39,280
Earnings Per Weighted-Average Share, Common and Diluted				$1.09				$1.39

1 Includes seven months of operations beginning June 1, 2006

Electric Results

New rates which went into effect on January 1, 2007 for Missouri electric customers increased revenues by an estimated $29.8 million for 2007 compared to the prior year. Customer growth, our estimate of the impact of weather and other electric revenues collectively added $11.2 million as well. Revenues also increased an estimated $7.4 million from off-system sales. In the year-to-year comparison, 2006 revenues included a $5.9 million increase in revenues for a revision to our unbilled revenue estimate. Overall, 2007 revenues increased $42.5 million which represents an 11.1% increase over 2006.

Total electric fuel and purchased power costs for the year increased by approximately $30.9 million, or 19.3%, over last year. Electric fuel costs increased $19.6 million compared to 2006 and was primarily driven by increased volumes of natural gas. Prices had a minimal impact as a decrease in natural gas prices was partially offset by an increase in prices for coal. Purchased power costs increased approximately $11.3 million as the Company’s volume and price both increased slightly compared to 2006. The Asbury outage mentioned previously was a significant driver in increased natural gas volumes and increased purchased power for the year. Other operating and maintenance expenses increased approximately $15.5 million, of which the ice storms mentioned previously accounted for $5.4 million of the increase. Also included in operating and maintenance expense was a modest increase in pension expense in accordance with our regulatory treatment ($2.1 million) and an increase to customer accounts expense ($1.7 million) along with several small increases in other categories. Depreciation and amortization increased approximately $13.2 million for 2007, reflecting the regulatory amortization authorized in our last Missouri electric rate case and increases to our plant in service. Other taxes, such as property, franchise and city taxes, increased approximately $1.5 million in 2007.

Fourth quarter results for the electric segment resulted in a $1.6 million loss. Revenues increased compared to the 2006 period by $8.8 million but were offset by $17.5 million in increased fuel and purchased power due to the Asbury outage mentioned previously and other increases in demand. Operating and maintenance expenses increased $3.0 million over the fourth quarter of 2006, but were partially offset by a $1.2 million gain recorded on the sale of one of our unit trains. The 2006 fourth quarter also included a $0.8 million loss on plant disallowance which does not impact earnings in 2007.

Gas Results

Revenues from gas operations for 2007 increased $34.7 million compared to the seven months of operations in 2006. The cost of natural gas also increased $22.3 million during 2007. Gas operations and maintenance expenses increased approximately $4.7 million reflecting the full year of activity in 2007. Depreciation and amortization also increased $0.8 million while other taxes increased approximately $2.4 million over 2006.

Fourth quarter gas operations resulted in earnings of $0.9 million which is an improvement over 2006 by $0.4 million. Revenues and the cost of natural gas were both lower for the quarter by approximately $0.4 million and $0.8 million, respectively, compared to the 2006 fourth quarter. Operating, maintenance and other taxes were also lower compared to the same 2006 period by approximately $0.3 million.

Consolidated Results

Total interest charges increased $4.0 million in 2007 compared to 2006. This increase reflects interest on $80 million of first mortgage bonds issued March 26, 2007 by EDE, the proceeds of which were used to pay down short-term indebtedness. Also included in interest expense is the debt component of allowance for funds used during construction (AFUDC) which increased $1.9 million compared to last year and partially offset the overall increase in interest expense. The Company’s other income and deductions provided $1.4 million of additional income compared to 2006, and includes an increase of approximately $1.5 million from the equity component of AFUDC.

Total interest expenses for the 2007 fourth quarter increased over the 2006 period by $0.9 million. Other income and expenses lowered income by $0.9 million as well compared to the 2006 fourth quarter and is mostly attributable to reduced income related to the equity component of AFUDC of $0.6 million.

The following reconciliation of basic earnings per share compares the year ended December 31, 2006 versus December 31, 2007 and is a non-GAAP presentation. We believe this information is useful in understanding the fluctuation in earnings per share between the prior and current period. The reconciliation presents the after tax impact of significant items and components of the statement of operations on a per share basis before the impact of additional stock issuances. This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of operations which will be included in our 10-K filing.

Twelve Months Ended
Earnings Per Share – December 31, 2006	$ 1.39
Revenues
Electric	0.96
Gas	0.78
Non-regulated	0.02
Expenses
Electric fuel	(0.44)
Purchased power	(0.26)
Cost of natural gas sold	(0.50)
Regulated – electric	(0.16)
Regulated – gas	(0.10)
Non-regulated	(0.01)
Maintenance and repairs	(0.20)
Depreciation and amortization	(0.32)
Loss on plant disallowance	0.02
Gain on sale of assets	0.03
Change in effective income tax rates	0.08
Other taxes	(0.09)
Other income and expenses	(0.02)
Interest charges	(0.13)
AFUDC	0.08
Discontinued operations	0.03
Dilutive effect of additional shares	(0.07)

Earnings Per Share – December 31, 2007	$ 1.09

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, February 1, 2008, at 1:00 p.m. Eastern Time to discuss earnings for the fourth quarter and twelve months ended December 31, 2007. To phone in to the conference call, parties in the United States should dial 1-800-257-7063, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-405-2236 and entering passcode 11107620#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Media Communications
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com